Exhibit 10.38

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 12, 2012 (this “Agreement”), is executed by and between ENOVA INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower party hereto as Guarantors, and CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Lender”).

R E C I T A L S:

A. The Borrower is a subsidiary of the Lender, and the Guarantors are Subsidiaries of the Borrower.

B. The Borrower, the Guarantors and the Lenders desire that the Borrower obtain from the Lender, and that the Lender provide to the Borrower, a revolving credit facility in the maximum amount of $450,000,000 to finance the Borrower’s and its Subsidiaries’ working capital requirements.

C. Pursuant to the Borrower’s request, the Lender is willing to provide such revolving credit facility to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors and the Lender hereby agree as follows:

A G R E E M E N T S:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Additional Guarantor” shall mean each Domestic Subsidiary of the Borrower which is created or acquired after the Closing Date.

“Adjusted EBITDA” shall mean, with respect to any period, EBITDA for such period adjusted to (a) exclude any non-cash gain or loss recognized on the income statement from derivative and currency value fluctuations during such period, and (b) upon the acquisition of any assets or Persons permitted by this Agreement which generate EBITDA (whether positive or negative) or the disposition of any assets or Persons permitted by this Agreement which prior to such disposition generated EBITDA (whether positive or negative), include the actual trailing 12 month EBITDA of the acquired assets or Person, or exclude the actual trailing 12 month EBITDA of the disposed assets or Person, as the case may be, with adjustments as provided in Article 11, Regulation S-X of the Securities Act of 1933 during such period.

“Adjusted Funded Indebtedness” shall mean, as of any date of determination, the sum of (a) Funded Indebtedness as of such date, minus (b) unrestricted Cash on Hand as of such date.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract, ownership of voting securities, membership interests or otherwise.

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“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in San Francisco, California as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions from three federal funds brokers of recognized standing selected by Wells Fargo or the Lender. If for any reason the Lender shall have reasonably determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Lender may select any reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.3 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%.

“Alternate Base Rate Loan” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest in reference to the Alternate Base Rate.

“Applicable Margin” shall mean, for any day, (a) for each LIBOR Rate Loan, four and one-half percent (4.50%) per annum and (b) for each Alternate Base Rate Loan, two percent (2.0%) per annum.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender, or (c) an entity or Affiliate of an entity that administers or manages the Lender.

“Asset Disposition” shall mean the sale, lease, license, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof).

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“Attributable Indebtedness” shall mean, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Business Day” shall mean any day other than a Saturday, Sunday, or a legal holiday on which Wells Fargo or the Lender is authorized or required by law to be closed for the conduct of its commercial business; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as of any date of determination, any lease of Property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date, in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (a) such lessee has or will have an option to purchase the Property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such Property as of the date such lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the Property leased thereunder.

“Capital Stock” shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any right to subscribe for or otherwise acquire any such equity interests.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash America Credit Agreement” shall mean that certain Credit Agreement dated as of March 30, 2011, among Cash America International, Inc., as borrower, certain domestic subsidiaries of Cash America International, Inc., as guarantors, the lenders party thereto and Wells Fargo, as administrative agent for such lenders, as such Credit Agreement has been or may be amended, modified, renewed, extended or replaced from time to time. For the avoidance of doubt, any reference herein to the Cash America Credit Agreement shall mean such agreement as then in effect or, in the event of the termination of such agreement, then most recently in effect prior to giving effect to such termination.

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“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the U.S. government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with a commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Lender.

“Cash on Hand” shall mean, as of any date of determination, the amount equal to the amount of cash and cash equivalents, determined in accordance with GAAP, as it appears on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case of such date of determination.

“Closing Date” shall mean the date on which the Lender has received executed counterpart signature pages of this Agreement from each of the signatories and the conditions set forth in Sections 3.1 through 3.6 have been fulfilled.

“Commitment” shall mean, as of any date of determination, the positive remainder (if any) of (a) $450 Million and 00/100 Dollars ($450,000,000), minus (b) the aggregate amount of mandatory prepayments of the Loans required to be made by the Borrower pursuant to clause (iv) and clause (v) of Section 2.1(c) from the Closing Date through and including the date of such determination.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower which are included in the Consolidated financial statements of the Borrower.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation, or liability of any other Person or any Property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease Property or to purchase securities, Property,

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or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be (i) the outstanding principal amount of the indebtedness, obligation, or other liability guaranteed or supported thereby at any time then due and payable, if such amount can be determined, or (ii) if the amount described in clause (ii) hereof cannot be so determined, the maximum permitted principal amount of the indebtedness, obligation, or other liability guaranteed or supported thereby.

“Default” shall mean any event, condition or occurrence which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Default Rate” shall mean a per annum rate of interest equal to the LIBOR Rate plus six percent (6.00%) or the Alternate Base Rate plus four and one-half percent (4.50%), as applicable.

“Dollars” and “$” shall mean dollars in lawful currency of the U.S.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the U.S. or any state thereof or the District of Columbia.

“EBITDA” shall mean, with respect to any period, (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining Net Income for such period, (i) Interest Expense for such period, (ii) federal, state, local and foreign income and franchise taxes of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expenses of the Borrower and its Subsidiaries for such period and other non-cash charges of the Borrower and its Subsidiaries for such period, and (iv) any extraordinary non-cash losses of the Borrower and its Subsidiaries for such period, minus (c) without duplication and to the extent included in determining Net Income for such period, any extraordinary gains and extraordinary non-cash credits of the Borrower and its Subsidiaries for such period.

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by (i) the Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned, or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Subsidiary or any of the Borrower’s Affiliates unless such Affiliate is under the control of the Lender.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus, or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrower or any Guarantor described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or any Guarantor or to which the Borrower or any Guarantor is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and

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agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Adjusted EBITDA plus (ii) cash payments for rent and lease expense, in each case for the period of four consecutive fiscal quarters ending on such date to (b) the sum of (i) Interest Expense, plus (ii) all scheduled payments on Funded Indebtedness (specifically excluding any unscheduled mandatory prepayments and any optional prepayments on Funded Indebtedness), plus (iii) without duplication, cash payments for rent and lease expense, in each case for the four consecutive fiscal quarter ending on such date.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” shall mean, as to the Borrower and its Subsidiaries on a Consolidated basis at a particular time, all of the following (without duplication):

(a) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations in respect of earnout or similar payments immediately due and payable in cash or which may be payable in cash at the seller’s or obligee’s option and to the extent the same appears on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries;

(c) all obligations, other than obligations consisting of rental and payments under leases of real estate, in respect of Capital Leases and Synthetic Lease Obligations;

(d) any Receivables Facility Attributed Indebtedness; and

(e) all obligations in respect of any Redeemable Stock.

“GAAP” shall mean generally accepted accounting principles in effect in the U.S. (or, in the case of Foreign Subsidiaries with significant operations outside the U.S., generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 10 to the provisions of Section 1.2.

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“Guarantor” shall mean each of the Domestic Subsidiaries of the Borrower in existence as of the Closing Date, which Subsidiaries are identified on Schedule 1.1A attached hereto and incorporated herein by reference, and each other Domestic Subsidiary of the Borrower hereafter created or acquired.

“Guaranty” shall mean the guaranty of the Obligations by the Guarantors as set forth in Section 13 hereof.

“Guaranty Obligation” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness (or portion thereof) in respect of which such Guaranty Obligation is made.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, and mold; (b) any chemicals, materials, pollutant, or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indebtedness” shall mean, as to any Person at a particular time, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

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(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Hedging Agreement in an amount equal to (i) if such Hedging Agreement has been closed out, the unpaid Termination Value thereof, or (ii) if such Hedging Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Agreement;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of Property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

(f) Capital Lease and Synthetic Lease Obligations;

(g) any Redeemable Stock of such Person;

(h) any Receivables Facility Attributed Indebtedness; and

(i) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person except for customary exceptions reasonably acceptable to the Lender. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Party” shall mean, respectively, each of the Lender and any parent corporation, Affiliate or Subsidiary of the Lender other than the Borrower or a Subsidiary, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Initial Public Offering” shall mean the sale by the Borrower of a portion of the Capital Stock of Borrower in connection with an initial public offering of Capital Stock of Borrower registered under the Securities Act of 1933, as amended.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual Property, whether arising under U.S., multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

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“Interest Expense” shall mean, with respect to any period, interest expense, whether paid or accrued (including the interest component of Capital Leases), of the Borrower and its Subsidiaries, all as determined in conformity with GAAP, as it appears on the Consolidated income statement of the Borrower and its Consolidated Subsidiaries as of such date of determination.

“Interest Period” shall mean successive one-month periods, beginning and ending as provided in this Agreement.

“Interest Rate” shall mean the sum of (a) the LIBOR Rate or, at all times during which a LIBOR Rate Loan is not permitted to be outstanding as provided in Section 2.3, the Alternate Base Rate, plus (b) the Applicable Margin.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, or by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit A attached hereto and incorporated herein by reference executed and delivered by an Additional Guarantor in accordance with the provisions of Section 8.20.

“Leverage Ratio” shall mean, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Adjusted Funded Indebtedness on such date to (b) Adjusted EBITDA for the four (4) consecutive quarters ending on such date.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page), as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as reasonably determined by Wells Fargo in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected; provided, however, that if, for any reason, such rate is not able to be determined by the Lender, the Lender may select any reasonably comparable index or source to use as the basis for LIBOR, until circumstances giving rise to such inability no longer exist. Notwithstanding anything to the contrary contained in the preceding sentences of this definition, the Lender may, at any time and from time to time in its discretion and in lieu of determining “LIBOR” in accordance with such preceding sentences, determine that LIBOR (for purposes of this definition of such term) is equal to “LIBOR”, as such term is defined in the Cash America Credit Agreement, for a one-month interest period then most recently determined by Wells Fargo and communicated to the Lender in connection with the Cash America Credit Agreement.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by the Lender in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest in reference to the LIBOR Rate.

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“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal Property, asset, or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all loans made by the Lender to the Borrower under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, any Guarantor or any other Obligor for the benefit of the Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of any security for the Obligations (if any such security exists from time to time), (ii) the legality, validity, binding effect, or enforceability against the Borrower and its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien (if any) granted to the Lender under any Loan Document, or (iv) the rights or remedies of the Lender under any Loan Document.

“Maturity Date” shall mean the earlier to occur of (a) June 1, 2015 or (b) the initial date upon which the Lender ceases to own, directly or indirectly, common stock of the Borrower representing 50% or more of the total voting power of the outstanding Capital Stock of the Borrower generally entitled to elect directors of the Borrower.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the reasonable direct costs relating to such sale, transfer, or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable by the Borrower or any Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Indebtedness of the Borrower secured by a prior Lien on the asset subject to such Asset Disposition (other than the Loans);

(b) with respect to any issuance of Capital Stock, the aggregate cash proceeds received by the Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs of the Borrower or such Subsidiary relating to such issuance (including sales and underwriters’ commissions); and

(c) with respect to any issuance of Indebtedness, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the reasonable direct costs of such issuance (including up-front, underwriters’ and placement fees).

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“Net Income” shall mean, with respect to any period, the net income or loss of the Borrower or its Consolidated Subsidiaries for such period, determined in accordance with GAAP; provided that there shall be excluded from such calculation the income or loss of any Person (other than a Subsidiary) of which the Borrower or any Subsidiary owns Capital Stock, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.6(a) hereof.

“Note” shall mean a promissory note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of the Commitment and maturing on the Maturity Date, duly executed by the Borrower and payable to the order of the Lender, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

“Obligations” shall mean the Loans, whether or not evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, any expenses incurred by the Lender hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, all Hedging Obligations of the Borrower or any Guarantor which are owed to the Lender or any Affiliate of the Lender, and any and all other liabilities and obligations owed by the Borrower or any Guarantor to the Lender from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

“Obligor” shall mean the Borrower and any Guarantor.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Asset Disposition” shall mean (a) the sale or lease of inventory in the ordinary course of business; (b) the sale, lease, assignment, or other transfer of obsolete or worn-out Property which is no longer used or useful in the conduct of the business of the Borrower or any Subsidiary; (c) the sale of delinquent receivables in the ordinary course of business in connection with the collection or compromise thereof, (d) other Asset Dispositions in any one fiscal year, the Net Cash Proceeds of which do not exceed $100,000 in the aggregate in such fiscal year, (e) the liquidation or expenditure of cash or cash equivalents in the ordinary course of business and (f) the licensing of Intellectual Property in the ordinary course of business.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of Property or services, which do not in the

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aggregate materially detract from the value of the Property or assets of the Borrower or any Subsidiary or materially impair the use thereof in the operation of the Borrower’s or such Subsidiary’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.7 hereof; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (e) Liens (if any) granted to the Lender hereunder and under the Loan Documents; (i) rights of lessees or sublessees in assets leased by the Borrower and its Subsidiaries; (f) rights of set-off upon cash deposits with depository institutions; (g) Liens of a collecting bank as provided pursuant to Section 4-210 of the UCC; and (h) Liens of sellers of goods under Article 2 of the UCC securing the unpaid purchase price for such goods and related expenses (and attaching only to the goods purchased).

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Property” shall mean any investment in any kind of Property or asset, whether real, person or mixed, tangible or intangible.

“Public or Private Offering” shall mean, collectively, the sale by the Borrower or any Subsidiary of a portion of its Capital Stock in connection with an initial public offering or follow-on offering of its Capital Stock registered under the Securities Act of 1933, as amended, or the issuance or sale by the Borrower or any Subsidiary of any debt instrument or other security through an offering that is registered under the Securities Act of 1933, as amended, or otherwise.

“Receivables Facility Attributed Indebtedness” shall mean the amount of obligations outstanding under a receivables securitization facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction other than a purchase.

“Redeemable Stock” shall mean the portion of any Capital Stock of the Borrower or any of its Subsidiaries which prior to the Maturity Date is or may be (a) unilaterally redeemable (by sinking fund or similar payments or otherwise) upon the occurrence of certain events or otherwise; (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Regulatory Change” shall mean (a) the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending office, in each case which occurs after the date of this Agreement, and (b) any “Change in Law”, as such term is defined in the Cash America Credit Agreement, which directly or indirectly affects the Lender and can reasonably be expected to increase the cost or expense of the Lender in maintaining this Agreement or providing Loans to the Borrower hereunder.

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“Subordinated Indebtedness” shall mean that portion of any Indebtedness of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Lender, including right and time of payment of principal and interest.

“Subsequent Offering” shall mean any Public or Private Offering other than the Initial Public Offering.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Stock as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Texas from time to time.

“U.S.” shall mean the United States of America.

“Voidable Transfer” shall have the meaning set forth in Section 14.20 hereof.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Stock of such Subsidiary.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with

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sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

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(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

SECTION 2. COMMITMENT OF THE LENDER.

2.1 Loans.

(a) Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Loans outstanding at any time shall not exceed the Commitment. Loans made by the Lender under this Agreement may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date, unless the Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Loans shall be used by the Borrower for the purpose of repaying intercompany indebtedness owed by the Borrower to the Lender as of the Closing Date, working capital and for other general corporate or business purposes permitted pursuant to Section 8.3.

(b) Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Loans outstanding from time to time shall bear interest at the applicable Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Loans outstanding from time to time which are LIBOR Rate Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Rate Loan and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Loans outstanding from time to time which are Alternate Base Rate Loans shall be due and payable monthly, in arrears, commencing on April 30, 2012, and continuing on the last Business Day of each calendar month thereafter, and on the Maturity Date. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Loans, at the option of the Lender, may accrue at the Default Rate and shall be payable upon demand from the Lender.

(c) Mandatory Payments.

(i) All Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Loans exceeds the Commitment, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Loans or take such other actions as are satisfactory to the Lender as shall be necessary to eliminate such excess.

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(ii) If any Loan which is a LIBOR Rate Loan is not converted to an Alternate Base Rate Loan as provided in Section 2.3(a) and Section 2.3(b), then such Loan shall immediately be due and payable on the last Business Day of the then-existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(iii) Promptly upon the Borrower’s receipt of Net Cash Proceeds from an Initial Public Offering, the Borrower shall prepay the principal amount of the Loans in an amount equal to 100% of such Net Cash Proceeds.

(iv) Promptly upon the Borrower’s receipt of Net Cash Proceeds from any Subsequent Offering, the Borrower shall prepay the principal amount of the Loans in an amount equal to 100% of such Net Cash Proceeds.

(v) Within five Business Days of the receipt by the Borrower or any Subsidiary of Net Cash Proceeds of each Asset Disposition other than a Permitted Asset Disposition or Public or Private Offering, the Borrower shall prepay the principal amount of the Loans in an amount equal to 100% of such Net Cash Proceeds.

(d) Optional Prepayments. The Borrower may from time to time prepay the Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the LIBOR Rate Loans and Alternate Base Rate Loans shall include accrued interest on such Loans to the date of such prepayment.

2.2 [Intentionally omitted.]

2.3 Additional LIBOR Rate Loan Provisions.

(a) LIBOR Unavailability. If the Lender determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Rate Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) U.S. dollar deposits in the principal amount, and for periods equal to the Interest Period, for funding any LIBOR Rate Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Rate Loan, (iv) the LIBOR Rate does not accurately reflect the cost to the Lender of a LIBOR Rate Loan, or (v) the lenders under the Cash America Credit Agreement are not then making loans available to the Lender based upon the “LIBOR Rate” as defined in the Cash America Credit Agreement, then the Lender shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Rate Loan thereafter. In addition, each existing LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loan on the last Business Day of the then-existing Interest Period or on such earlier date as is required by law, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(b) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Lender, make it unlawful for the Lender or the lenders under the Cash America Credit Agreement to make or maintain the LIBOR Rate Loans, then the Lender shall promptly notify the Borrower and none of the Loans may be advanced as a

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LIBOR Rate Loan thereafter. In addition, each existing LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loan on the last Business Day of the then-existing Interest Period or on such earlier date as required by law, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c) LIBOR Indemnity. If any Regulatory Change, or compliance by the Lender or any Person controlling the Lender with any request or directive of any governmental authority, central bank, or comparable agency (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Lender; (ii) subject the Lender or any LIBOR Rate Loan to any tax, duty, charge, stamp tax, or fee or change the basis of taxation of payments to the Lender of principal or interest due from the Borrower to the Lender hereunder (other than a change in the taxation of the overall net income of the Lender or change in franchise or similar taxes); or (iii) impose on the Lender any other condition regarding such LIBOR Rate Loan or the Lender’s funding thereof, and the Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Lender or such controlling Person of making or maintaining such LIBOR Rate Loan or to reduce the amount of principal or interest received by the Lender hereunder, then the Borrower shall pay to the Lender or such controlling Person, on demand, such additional amounts as the Lender shall, from time to time, reasonably determine are sufficient to compensate and indemnify the Lender for such increased cost or reduced amount; provided, however, that no such additional amounts shall be payable for any period of time which is more than 180 days prior to the date upon which the Lender notifies the Borrower in writing that the Lender is claiming such compensation in accordance with this Section 2.3(c).

2.4 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without set-off, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.5 [Intentionally omitted.]

2.6 Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority

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thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) [Intentionally omitted.]

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lender for any other reason, the Borrower shall indemnify the Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lender.

(e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.7 All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower.

SECTION 3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Lender shall not be required to disburse, make or continue all or any portion of the Loans, unless and until all the following conditions shall have occurred:

3.1 Loan Documents. The Borrower shall have executed and delivered to the Lender all of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution:

(a) Credit Agreement. Two counterparts of this Agreement duly executed by the Borrower and each Guarantor.

(b) Note. A Note duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(c) Organizational and Authorization Document. Copies of (i) if and to the extent requested by the Lender, the articles of incorporation and bylaws or other applicable organizational documents of each of the Borrower and the Guarantors; (ii) resolutions of the board of directors or other equivalent governing body of each of the Borrower and the Guarantors approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) if and to the extent

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requested by the Lender, signature and incumbency certificates of the officers of each of the Borrower and the Guarantors executing any of the Loan Documents, each of which are hereby certified by the Borrower to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) if and to the extent requested by the Lender, good standing certificates in the state of incorporation or organization of each of the Borrower and the Guarantors and in each other state requested by the Lender.

(d) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

3.2 Event of Default. No Default or Event of Default shall have occurred and be continuing.

3.3 Material Adverse Effect. No event having a Material Adverse Effect shall have occurred.

3.4 Litigation. No litigation or governmental proceeding shall have been instituted against any Obligor or any of its officers or shareholders having a Material Adverse Effect.

3.5 Cash America Credit Agreement Event of Default. No “Event of Default” as such term is defined in the Cash America Credit Agreement shall have occurred and be continuing.

3.6 Representations and Warranties. No representation or warranty of the Borrower or any Guarantor contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates only to an earlier date (which representation and warranty shall be true and correct as of such earlier date).

SECTION 4. NOTE EVIDENCING LOANS.

4.1 Note. The Loans shall be evidenced by the Note. At the time of the initial disbursement of a Loan and at each time any additional Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (a) the principal amount of the Loans advanced hereunder, (b) any accrued and unpaid interest owing on the Loans, and (c) all amounts repaid on the Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the principal amount of the Loans, together with all interest accruing thereon.

SECTION 5. MANNER OF BORROWING.

5.1 Borrowing Procedures. Each Loan shall be advanced as a LIBOR Rate Loan or, in the event that a LIBOR Rate Loan is not then permitted to be outstanding as provided in Section 2.3, an Alternative Base Rate Loan. Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Lender in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Rate Loan, the initial Interest Period therefor. The Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Rate Loan during an Interest Period for such LIBOR Rate Loan. The final Interest Period for any LIBOR

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Rate Loan must be such that its expiration occurs on or before the Maturity Date of such Loan. A request for a LIBOR Rate Loan must be (a) received by the Lender no later than 12:00 p.m. Fort Worth, Texas time, on the Business Day immediately preceding the day it is to be funded, and (b) in an amount equal to $100,000 or a higher integral multiple of $50,000. The proceeds of each Loan shall be made available at the office of the Lender by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Lender. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Lender, and does hereby indemnify the Lender against losses and expenses (including court costs and attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto.

5.2 LIBOR Conversion and Continuation Procedures. Subject to Section 2.3, each LIBOR Rate Loan shall automatically renew for the Interest Period specified in the initial request received by the Lender pursuant to Section 5.1, at the then-current LIBOR Rate. Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Rate Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period. Whenever the last day of any Interest Period with respect to any LIBOR Rate Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day. Whenever an Interest Period with respect to any LIBOR Rate Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day.

5.3 Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Lender, at the Lender’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Loan hereunder to pay the amount of the Obligations.

5.4 Discretionary Disbursements. The Lender, in its sole and absolute discretion, may, immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses, or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Lender.

SECTION 6. [INTENTIONALLY OMITTED.]

SECTION 7. REPRESENTATIONS AND WARRANTIES.

To induce the Lender to make the Loans, each of the Borrower and the Guarantors makes the following representations and warranties to the Lender as of the date hereof and as of each date on which any Loan is advanced, each of which representations and warranties shall survive the execution and delivery of this Agreement:

7.1 Organization and Name. Each of the Borrower and the Guarantors is an entity duly organized, existing and in good standing under the laws of the state of its organization, with full and adequate power to carry on and conduct its business as presently conducted and to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower and each Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and, as of the Closing Date, the Borrower does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

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7.2 Authorization. Each of the Borrower and the Guarantors has full right, power, and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein, and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the certificate of incorporation, certification of formation, limited liability company, partnership agreement, bylaws or other governing documents of such Obligor. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the other Loan Documents.

7.3 Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of each of the Borrower and the Guarantors, enforceable against such Obligor in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4 Consent; Absence of Breach. The execution, delivery, and performance of this Agreement, the other Loan Documents and any other agreements, documents or instruments to be executed and delivered by each of the Borrower and the Guarantors in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the certificate of incorporation, certification of formation, limited liability agreement, partnership agreement, bylaws or other governing document of such Obligor, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon such Obligor or any of its properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, other than Liens (if any) in favor of the Lender created pursuant to this Agreement.

7.5 Ownership of Properties; Liens. Each of the Borrower and the Guarantors is the sole owner or has other rights in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6 Equity Ownership. All issued and outstanding Capital Stock of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Lender, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, the only Domestic Subsidiaries of the Borrower are those Domestic Subsidiaries which have executed this Agreement as a Guarantor.

7.7 Intellectual Property. Each of the Borrower and the Guarantors owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of such Obligor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does any such Obligor know of any valid basis for any such claim.

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7.8 Financial Statements. All financial statements submitted to the Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and its Subsidiaries and the results of the operations for the Borrower and its Subsidiaries as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Lender, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect.

7.9 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of any of the Borrower or the Guarantors, threatened, against such Obligor, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Guarantor has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 8.8(b) and not permitted by Section 9.1.

7.10 Event of Default. No Default or Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document. Neither the Borrower nor any Guarantor is in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation, or proceeding (or threatened litigation or proceeding or basis therefor) exists which could reasonably be expected to have a Material Adverse Effect.

7.12 Environmental Laws and Hazardous Substances. Neither the Borrower nor any Guarantor has generated, used, stored, treated, transported, manufactured, handled, produced, or disposed of any Hazardous Substances, on or off any of its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval, or similar authorization thereunder. Each of the Borrower and the Guarantors will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of such Obligor’s knowledge, threatened, and such Obligor shall immediately notify the Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by such Obligor or the release, spill, or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects any Obligor or its business, operations or assets or any properties at which any Obligor has transported, stored or disposed of any Hazardous Substances. Neither the Borrower nor any Guarantor has material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. Each of the Borrower and the Guarantors further agrees to allow the Lender or its agent access to the properties of such Obligor to confirm compliance with all Environmental Laws, and each Obligor shall, following determination by the Lender that there is non-compliance, or any condition

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which requires any action by or on behalf of any Obligor in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13 Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of each Obligor’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) each Obligor is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) no Obligor intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) no Obligor is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its Property would constitute unreasonably small capital.

7.14 ERISA Obligations. All Employee Plans of the Borrower or of any Guarantor meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. Each of the Borrower and the Guarantors has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or other labor disputes against the Borrower or any Guarantor or, to the knowledge of any such Obligor, threatened, (b) hours worked by and payment made to employees of the Borrower and the Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable law, and (c) no unfair labor practice complaint is pending against the Borrower or any Guarantor or, to the knowledge of any such Obligor, threatened before any governmental authority.

7.16 [Intentionally omitted.]

7.17 Lending Relationship. The relationship hereby created between the Borrower and the Guarantors, on the one hand, and the Lender, on the other hand, is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and no such Obligor has relied nor is relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

7.18 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (a) are business loans to be used for commercial purposes in the ordinary course of the Borrower’s business, (b) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (c) do not, and when disbursed shall not, violate the provisions of the Texas usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any Property securing the Loans.

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7.19 Taxes. Each of the Borrower and the Guarantors has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lender and the contesting of such payment does not create a Lien which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of any Obligor, threatened in respect of any tax returns of such Obligor. Each of the Borrower and the Guarantors as made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21 Governmental Regulation. The Borrower and its Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under Federal Power Act, the ICC Termination Act of 1995, or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22 [Intentionally omitted.]

7.23 [Intentionally omitted.]

7.24 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower and the Guarantors to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Guarantor to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower or any Guarantor are based on good faith estimates and assumptions believed by such Obligor to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25 Ownership of Necessary Assets. Each of the Borrower and the Guarantors is the sole owner of or has other rights in all properties and assets necessary to conduct the businesses engaged in by it as of the Closing Date and businesses reasonably related thereto.

7.26 Representations in the Cash America Credit Agreement. All representations and warranties relating to any Obligor and/or its properties or assets contained in Article 3 of the Cash America Credit Agreement are true and correct in all material respects, which representations and warranties are incorporated herein by reference for all purposes. For avoidance of doubt, such representation and warranty is made at all times referred to above during the existence of this Agreement, whether or not the Cash America Credit Agreement has then been terminated or is in effect.

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SECTION 8. AFFIRMATIVE COVENANTS.

8.1 Compliance with Lender Regulatory Requirements; Increased Costs. If the Lender shall reasonably determine that any Regulatory Change, or compliance by the Lender or any Person controlling the Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank, or comparable agency has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Lender or such controlling Person such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Lender first made demand therefor.

8.2 Existence. The Borrower shall, and shall cause each Subsidiary to, at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business in which it is presently conducting.

8.3 Compliance with Laws. The Borrower shall use the proceeds of the Loans for working capital and for other general corporate or business purposes of the Borrower and its Subsidiaries not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended.

8.4 Payment of Taxes and Liabilities. The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all Property and other taxes, and all governmental charges or levies against it or any of its assets, as well as claims of any kind which, if unpaid, could become a Lien on any of its Property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of its assets, such contest proceedings stay the foreclosure of such Lien or the sale of any assets to satisfy such claim.

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8.5 Maintain Property. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve and keep its plant, properties and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be reasonably preserved and maintained. The Borrower and each Guarantor shall permit the Lender to examine and inspect such plant, properties and equipment at all reasonable times.

8.6 Maintain Insurance. Unless otherwise agreed by the Lender, the Borrower shall at all times maintain, and cause each Subsidiary to maintain, with insurance companies reasonably acceptable to the Lender, casualty insurance coverage and such other insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lender. The Borrower shall furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Lender. The Borrower shall cause each issuer of an insurance policy to provide the Lender with an endorsement (a) showing the Lender as lender’s loss payee with respect to each policy of Property or casualty insurance and naming the Lender as an additional insured with respect to each policy of liability insurance; and (b) providing that thirty (30) days’ notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.

In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (i) may, but need not, protect the Borrower’s interests in such Property, and (ii) may not pay any claim made by, or against, the Borrower in connection with such Property. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Lender purchases insurance for the Borrower or any Subsidiary or its assets to ensure compliance with the covenant contained in this Agreement regarding maintenance of insurance, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

8.7 ERISA Liabilities; Employee Plans. The Borrower and each Guarantor shall (a) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to such Obligor; (b) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (c) comply with all material requirements of ERISA which relate to such Employee Plans; (d) notify the Lender immediately upon receipt by such Obligor of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (e) promptly advise the Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms

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are defined in ERISA), with respect to any such Employee Plans; and (f) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8 Financial Statements. The Borrower and each Guarantor shall at all times after the Closing Date maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP. The Borrower shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including:

(a) promptly when available, and in any event, within ninety (90) days after the close of each of its fiscal years commencing with the fiscal year ending December 31, 2012, a copy of the annual audited financial statements of the Borrower and its Subsidiaries, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Lender; and

(b) promptly when available, and in any event, within thirty (30) days following the end of each calendar quarter commencing with the calendar quarter ending June 30, 2012, a copy of the consolidated and consolidating financial statements of the Borrower and its Subsidiaries regarding such calendar quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the calendar quarter then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender. The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. Upon reasonable advance written notice to the Borrower, the Lender shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

8.9 Supplemental Financial Statements. The Borrower shall, immediately upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

8.10 Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8(b), deliver to the Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such Default or Event of Default, describing it and the steps, if any, being taken to cure it.

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8.11 Field Audits. Upon reasonable advance written notice to the Borrower, the Borrower shall permit the Lender to inspect the assets and business operations of the Borrower and each Subsidiary, to perform appraisals of the assets of the Borrower and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory or accounts, the results of which must be satisfactory to the Lender in the Lender’s reasonable discretion. All such inspections or audits by the Lender shall be at the Borrower’s sole expense, provided, however, that so long as no Default or Event of Default exists, the Borrower shall not be required to reimburse the Lender for inspections, appraisals, or audits more frequently than once each fiscal year.

8.12 Other Reports. Each of the Borrower and the Guarantors shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may reasonably require.

8.13 Records. Each of the Borrower and the Guarantors shall keep full and accurate books and records relating to its business and assets.

8.14 Intellectual Property. Each of the Borrower and the Guarantors shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.15 Notice of Proceedings. Each of the Borrower and the Guarantors, promptly upon becoming aware, shall give written notice to the Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any such Obligor to the Lender which has been instituted or, to the knowledge of such Obligor, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.16 Notice of Event of Default or Material Adverse Effect. Each of the Borrower and the Guarantors shall, promptly after the commencement thereof, give notice to the Lender in writing of the occurrence of any Default or Event of Default or the occurrence of any condition or event having a Material Adverse Effect.

8.17 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real Property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real Property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real Property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply with any federal or state judicial or administrative order requiring the performance at any real Property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.18 Further Assurances. The Borrower shall take, and cause each Subsidiary to take, such actions as are necessary or as the Lender may reasonably request from time to time to ensure that (a) the Obligations are adequately and properly evidenced by the Loan Documents, and (b) the Loan Documents adequately and properly reflect the intent of the parties and the transactions contemplated by the Loan Documents (which actions may include, without limitation, the execution and delivery of such additional agreements, documents and instruments as the Lender may from time to time reasonably request).

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8.19 Cash America Credit Agreement. The Borrower covenants and agrees with the Lender that the Borrower shall comply, and shall cause each Subsidiary to comply, with each covenant or agreement applicable to the Borrower or its Subsidiary or its properties or assets contained in the Note Agreements (as defined in the Cash America Credit Agreement) and Article V of the Cash America Credit Agreement, which covenants or agreements are incorporated herein by reference for all purposes. For avoidance of doubt, such compliance is required at all times during the existence of this Agreement, unless the Cash America Credit Agreement has then been terminated or is no longer in effect.

8.20 New Domestic Subsidiaries. The Borrower shall cause each Domestic Subsidiary which is created or acquired after the Closing Date to execute and deliver to the Lender a Joinder Agreement, together with a certified copy of a resolution of the board of directors (or other authorizing document of the appropriate governing body or Person) of such Domestic Subsidiary authorizing the execution and delivery of the Joinder Agreement and the performance of its terms, together with such other opinions, certificates and documents as the Lender may reasonably request in connection therewith.

SECTION 9. NEGATIVE COVENANTS.

9.1 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations under this Agreement and the other Loan Documents;

(b) obligations for Taxes, assessments, municipal or other governmental charges;

(c) obligations for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d) Hedging Obligations incurred in favor of a financial institution approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed) for bona fide hedging purposes and not for speculation;

(e) Indebtedness arising under the Cash America Credit Agreement consisting of the Borrower’s and any Guarantor’s obligations as a “Guarantor” thereunder and as defined therein;

(f) purchase money Indebtedness incurred solely to finance Capital Expenditures, in the aggregate amount not to exceed $1,000,000; and

(g) guarantees made by Borrower or any Guarantor on behalf of a Guarantor or Borrower in the ordinary course of business.

9.2 Encumbrances. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any of its assets or Property, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3 Investments. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, make or have outstanding any Investment, except:

(a) contributions by the Borrower to the capital of any Wholly-Owned Subsidiary;

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(b) Investments constituting Indebtedness permitted by Section 9.1;

(c) Contingent Liabilities constituting Indebtedness permitted by Section 9.1 or Liens permitted by Section 9.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(g) Investments by the Borrower or any Subsidiary in connection with employee deferred compensation programs permitted under applicable laws and not otherwise prohibited by this Agreement;

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) and further permitted by Section 9.1(d) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.

9.4 Transfer; Merger; Sales. The Borrower shall not, and shall not permit any Subsidiary to, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Stock of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease, or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary (provided any Guarantor may only merger or consolidate with another Guarantor or the Borrower); (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary; (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Stock (including the sale of Capital Stock of any Subsidiary), other than in connection with a Permitted Asset Disposition or an Initial Public Offering permitted under the Cash America Credit Agreement and the Note Agreements (as such term is defined in the Cash America Credit Agreement).

9.5 Issuance of Capital Stock. The Borrower shall not, and shall not permit any Subsidiary to, issue any Capital Stock other than (a) any issuance of shares of the Borrower’s common Capital Stock pursuant to any employee or director option program, benefit plan or compensation program, (b) any issuance of Capital Stock by a Subsidiary to the Borrower or another Wholly-Owned Subsidiary in accordance with Section 9.6, or (c) the issuance of Capital Stock of the Borrower in connection with an Initial Public Offering permitted under the Cash America Credit Agreement and the Note Agreements (as such term is defined in the Cash America Credit Agreement).

9.6 Distributions. The Borrower shall not, and shall not permit any Subsidiary to, (a) make any distribution or dividend (other than stock dividends permitted pursuant to Section 9.5), whether in cash or otherwise, to any of its equityholders; (b) purchase or redeem any of its equity interests or any warrants, options, or other rights in respect thereof; (c) pay any management fees or similar fees to any of its equityholders or any Affiliate or any officer or director thereof; (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or

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any other payment in respect of any Subordinated Indebtedness; or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Borrower or to a Guarantor; (ii) so long as no Default or Event of Default exists or would result therefrom, the Borrower may make regularly scheduled payments of interest in respect of Subordinated Indebtedness to the extent permitted under the subordination provisions thereof; and (iii) the Borrower and its Subsidiaries may make “Dividends” (as such term is defined in the Cash America Credit Agreement) and other “Dispositions” (as such term is defined in the Cash America Credit Agreement) to the Lender or otherwise transfer Property to the Lender as required to be permitted by Section 6.10 of the Cash America Credit Agreement.

9.7 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower or any Subsidiary or any officer or director thereof, other than arm’s-length transactions with Affiliates, transactions otherwise permitted hereunder and transactions with Affiliates in the ordinary course of business.

9.8 Unconditional Purchase Obligations. The Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other Property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other Property or services.

9.9 Cancellation of Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, cancel any claim or Indebtedness owing to it, except for reasonable consideration or in the ordinary course of business.

9.10 Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any Subsidiary from granting to the Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Indebtedness owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (1) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (2) restrictions or conditions imposed by the Cash America Credit Agreement or any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness, and (3) customary provisions in leases and other contracts restricting the assignment thereof.

9.11 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of the Lender.

9.12 Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in by it on the Closing Date and businesses reasonably related thereto, (b) change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure, or (c) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

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9.13 New Subsidiaries. The Borrower shall not acquire, form, create, or establish any Subsidiaries after the Closing Date without first taking, and causing each such new Subsidiary to take, such actions as are necessary or as the Lender may reasonably request to ensure that, if such new Subsidiary is a Domestic Subsidiary, the payment and performance of the Obligations are guaranteed by such new Subsidiary pursuant to a Guaranty.

9.14 Cash America Credit Agreement. The Borrower shall comply, and shall cause each Subsidiary to comply, with each covenant or agreement applicable to the Borrower or its Subsidiary or its properties or assets contained in the Note Agreements (as defined in the Cash America Credit Agreement) and in Article VI of the Cash America Credit Agreement, which covenants and agreements are incorporated herein by reference for all purposes. For avoidance of doubt, such compliance is required at all times during the existence of this Agreement, unless the Cash America Credit Agreement has then been terminated or is no longer in effect.

SECTION 10. FINANCIAL COVENANTS.

10.1 Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower to greater than 5.00 to 1.00.

10.2 Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.5 to 1.00.

SECTION 11. EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1 Nonpayment of Obligations. The principal amount of, and any interest accruing on, any Note is not paid when due, or any other amount due and owing in respect of any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within five (5) calendar days after the date when due.

11.2 Misrepresentation. Any warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Lender shall be false in any material respect when made or at any time thereafter when deemed made, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in (a) Section 8.2, Section 9 or Section 10 of this Agreement, (b) in any other Section of this Agreement or in any other Loan Document and (in the case of this clause (b) only), if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Borrower or any Guarantor receives notice or knowledge from any source of such failure to perform or default in performance, or (c) any other Loan Document or any other agreement with the Lender and such failure to perform or default in performance continues beyond any applicable grace or cure period.

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11.4 Default under Other Indebtedness. Any default by any Obligor in the payment of any Indebtedness for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of Property but excluding trade payables due in the ordinary course of business) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.5 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.6 Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any Property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the Property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and, if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.7 Judgments. The entry of (a) any final judgment, decree, levy, attachment, garnishment, or other process, or the filing of any Lien (other than Permitted Liens), against any Obligor which involves $500,000.00 or more in aggregate amount and which is not covered by insurance, or (b) any final judgment, decree, levy, attachment, garnishment, or other process in respect of any Taxes, or the filing of any Lien for any Taxes against any Obligor, and, with respect to any judgment or other process set forth in clauses (a) or (b) above, such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated, or (iii) discharged.

11.8 Impairment of Assets. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien (other than Permitted Liens), against any material portion of the Property or assets of the Borrower or any Subsidiary, and such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (a) bonded over to the satisfaction of the Lender and appealed, (b) vacated, or (c) discharged.

11.9 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect.

SECTION 12. REMEDIES.

Upon the occurrence and during the continuation of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default,

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declare the Commitment to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.6, the Commitment shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender. Each of the Borrower and the Guarantors hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice, with or without consideration, the release of any Guarantor. In addition to the foregoing, upon the occurrence and during the continuation of an Event of Default and in each case to the extent permitted by applicable law:

12.1 [Intentionally omitted.]

12.2 [Intentionally omitted.]

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, each of the Borrower and the Guarantors acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare assets for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to assets to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of assets to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on accounts or to remove Liens or encumbrances on or any adverse claims against assets, (d) to exercise collection remedies against account debtors and other Persons obligated on accounts directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of assets through publications or media of general circulation, whether or not the assets is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the assets, (g) to hire one or more professional auctioneers to assist in the disposition of assets, whether or not such assets are of a specialized nature, (h) to dispose of assets by utilizing internet sites that provide for the auction of assets of the types included in the assets or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of assets or to provide to the Lender a guaranteed return from the collection or disposition of assets, or (l) to the extent reasonably deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any assets. Each of the Borrower and the Guarantors acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against any assets and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or any Guarantor or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4 Offset Rights. The Lender may exercise, from time to time, any and all rights and remedies available to it under any applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Lender may, from time to time, elect, any indebtedness of the

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Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts, or moneys of such Obligor in the possession, control or custody of, or in transit to the Lender. Each of the Borrower and the Guarantors hereby waives the benefit of any law that would otherwise restrict or limit the Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Lender to any such Obligor.

12.5 Additional Remedies. The Lender shall have the right and power to:

(a) instruct the Borrower or any Guarantor, at its own expense, to notify any parties obligated on any assets, including any account debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on any assets directly from such Persons obligated thereon;

(b) enforce collection of any assets, including any accounts, by suit or otherwise, or make any compromise or settlement with respect to any assets, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any assets, including the proceeds of insurance thereon;

(d) extend or renew for one or more periods (whether or not longer than the original period) any Note or any other of the Obligations; and

(e) grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations.

Each of the Borrower and the Guarantors hereby ratifies and confirms whatever the Lender may do in compliance with this Agreement or applicable law with respect to the assets of the Borrower and the Guarantors and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection therewith.

12.6 Attorney-in-Fact. Each of the Borrower and the Guarantors hereby irrevocably makes, constitutes, and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in such Obligor’s name, place and stead, with full power of substitution, to (a) take such actions as are permitted in this Agreement, (b) execute such documents and to do such other acts as the Lender may require to perfect, preserve and enforce the Lender’s rights and remedies, and (c) carry out any right or remedy provided for in this Agreement, including endorsing such Obligor’s name to checks, drafts, instruments, and other items of payment, executing change of address forms with the postmaster of the U.S. Post Office serving the address of the Borrower, changing the address of such Obligor to that of the Lender, opening all envelopes addressed to any Obligor, and applying any payments contained therein to the Obligations. Each of the Borrower and the Guarantors hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Each of the Borrower and the Guarantors hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

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12.7 No Marshaling. The Lender shall not be required to marshal any present or future assets for, or other assurances of payment of, the Obligations or any of them or to resort to such assets or other assurances of payment in any particular order. To the extent that it lawfully may, each of the Borrower and the Guarantors hereby agrees that it will not invoke any law relating to the marshaling of assets which might cause delay in or impede the enforcement of the Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each such Obligor hereby irrevocably waives the benefits of all such laws.

12.8 Application of Proceeds. The Lender will promptly, and in any event within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of assets or any other source, apply the whole or any part thereof against the Obligations. The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Obligors. Any proceeds of any disposition by the Lender of all or any part of any assets may be first applied by the Lender to the payment of expenses incurred by the Lender in connection with the disposition of assets, including attorneys’ fees and legal expenses as provided for in Section 14.18 hereof.

12.9 No Waiver. No Event of Default shall be waived by the Lender except in writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Each of the Borrower and the Guarantors agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 13. GUARANTY.

13.1 The Guaranty. In order to induce the Lender to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Loans and other Obligations hereunder, each of the Guarantors hereby agrees with the Lender as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the Obligations becomes due and payable hereunder, each Guarantor unconditionally promises to pay such Obligations to the Lender, on demand, together with any and all reasonable expenses which may be incurred by the Lender in collecting any of the Obligations. The Guaranty set forth in this Section 13 is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

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13.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Borrower to the Lender whether or not due or payable by the Borrower upon the occurrence of any “Bankruptcy Event” (as such term is defined in the Cash America Credit Agreement) and unconditionally promises to pay such Obligations to the Lender, on demand, in lawful money of the U.S. Each of the Guarantors further agrees that if and to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any Property to the Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such avoidance or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

13.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Lender on the Obligations which the Lender repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

13.4 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

13.5 Authorization. Each of the Guarantors authorizes the Lender, without notice or demand (except as shall be required by applicable statute and cannot be waived) and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Lender in its discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

13.6 Reliance. It is not necessary for the Lender to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held

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from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy of the Lender. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of all Obligations outstanding (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of all Obligations outstanding (other than contingent indemnification obligations). The Lender may, at its election, foreclose on any security held by the Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full (other than contingent indemnification obligations) and the Commitment has been terminated. Each of the Guarantors waives any defense arising out of any such election by the Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Lender shall not have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lender against the Borrower or any other guarantor of the Obligations of the Borrower owing to the Lender (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitment has been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Lender now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lender to secure payment of the Obligations of the Borrower until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Commitment has been terminated.

13.8 Confirmation of Payment. The Lender will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitment relating thereto, confirm to the Borrower, the Guarantors or any other Person that such Indebtedness and obligations have been paid and the Commitment relating thereto terminated, subject to the provisions of Section 13.2.

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SECTION 14. MISCELLANEOUS.

14.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower or any Guarantor to the Lender under this Agreement or the Lender’s rights with respect to any assets:

(a) acceptance or retention by the Lender of other Property or any interest in Property as security for the Obligations;

(b) release by the Lender of all or any part of the assets or of any Obligor or other party liable with respect to the Obligations or any portion thereof;

(c) release, extension, renewal, modification or substitution by the Lender of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

(d) failure of the Lender to resort to any security or to pursue the Borrower, any Guarantor or any other Obligor before resorting to remedies against any assets.

14.2 Entire Agreement. This Agreement and the other Loan Documents (a) are valid, binding, and enforceable against the Borrower and the Guarantors and the Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (b) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (c) are the final expression of the intentions of the Borrower, the Guarantors and the Lender. No promises, either expressed or implied, exist between any Obligor and the Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Borrower, the Guarantors and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN OR AMONG THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO OR THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG ANY OF THE PARTIES HERETO OR THERETO.

14.3 Amendments; Waivers. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

CREDIT AGREEMENT - Page 39

14.4 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS LOCATED IN FORT WORTH, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH OF THE BORROWER AND THE GUARANTORS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE BORROWER AND THE GUARANTORS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. EACH OF THE BORROWER AND THE GUARANTORS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.5 WAIVER OF JURY TRIAL. THE LENDER, THE BORROWER AND EACH OF THE GUARANTORS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND ANY OBLIGOR ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

14.6 Assignability. The Lender may at any time assign to any Eligible Assignee the Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof, and the Lender thereafter shall be relieved from all liability with respect thereto. In addition, the Lender may at any time sell one or more participations in the Loans. Neither the Borrower nor any Guarantor may sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender. This Agreement shall be binding upon the Lender, the Borrower, the Guarantors and their respective legal representatives and successors. All references herein to any Obligor shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

14.7 Confirmations. The Borrower and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under the Note.

14.8 Confidentiality. The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrower or any Guarantor, including all information designated as confidential, except that the Lender may disclose such information (a) to

CREDIT AGREEMENT - Page 40

Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; or (g) that ceases to be confidential through no fault of the Lender.

14.9 Binding Effect. This Agreement shall become effective upon execution by the Borrower, the Guarantors, and the Lender. If this Agreement is not dated or contains any blanks when executed by the Borrower and the Guarantors, the Lender is hereby authorized, without notice to the Borrower and the Guarantors, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

14.10 GOVERNING LAW. THIS AGREEMENT, THE LOAN DOCUMENTS, AND ANY NOTE SHALL BE DELIVERED AND ACCEPTED IN AND SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

14.11 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall, as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.12 Survival of Representations. All covenants, agreements, representations, and warranties made by any Obligor herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Obligors have fulfilled all of its Obligations to the Lender and the Lender has been indefeasibly paid in full in cash. The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

14.13 Extensions of Lender’s Commitment. This Agreement shall secure and govern the terms of (a) any extensions or renewals of the Commitment hereunder, and (b) any replacement note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for any Note.

14.14 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower and the Guarantors of each covenant, agreement, provision and term of this Agreement.

CREDIT AGREEMENT - Page 41

14.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lender shall be deemed to be originals thereof.

14.16 Notices. Except as otherwise provided herein, each of the Borrower and the Guarantors waives all notices and demands in connection with the enforcement of the Lender’s rights hereunder. All notices, requests, demands, and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrower and any Guarantor :	Enova International, Inc. 200 West Jackson Boulevard Chicago, Illinois 60606 Attention: Lisa M. Young Telephone: 312.676.1591 Facsimile: 312.212.1657 E-mail: lyoung@enova.com

To the Lender:	Cash America International, Inc. 1600 West 7th Street Fort Worth, Texas 76102 Attention: P. Christian Schroder Telephone: (817) 333-1912 Facsimile: (817) 570-1647 E-mail: cschroder@casham.com or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (a) if served in person, upon acceptance or refusal of delivery; (b) if mailed by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, on the date (i) that it shall be delivered to the address required by this Agreement, (ii) that delivery shall have been refused at the address required by this Agreement, (iii) as of which the postal or delivery service shall have indicated such notice to be undeliverable at the address required by this Agreement, unless the sending party has actual knowledge of a different address as being the primary address of the addressee; and (c) if sent by facsimile or e-mail, delivery receipt requested, upon receipt, as confirmed by transmission confirmation or delivery receipt, respectively (and shall be immediately followed by hard copy sent by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier). No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

14.17 Release of Claims Against Lender. In consideration of the Lender making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Lender from the date of their respective first contact with the Lender until the date of this Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lender. The Borrower and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lender is relying upon this release in extending the Loans to the Borrower.

CREDIT AGREEMENT - Page 42

14.18 Costs, Fees, and Expenses. The Borrower shall pay or reimburse the Lender for all reasonable costs, fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations, or enforcement of this Agreement, the other Loan Documents and all other agreements, documents or instruments provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement, or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Lender or any Affiliate of the Lender, plus costs and expenses of such attorneys or of the Lender; search fees, costs, and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender on demand. If at any time or times hereafter the Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene, or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any assets; and/or (c) attempts to or enforces any of the Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lender in any manner or way with respect to the foregoing shall be part of the Obligations and shall be payable by the Borrower to the Lender on demand.

14.19 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate, and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state, or local laws or regulations, including securities laws, Environmental Laws, commercial laws, and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution, and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. The Borrower’s obligations of indemnity provided in this Section shall include indemnification for any of the foregoing caused by or resulting from the negligence (as opposed to gross

CREDIT AGREEMENT - Page 43

negligence determined by a court of competent jurisdiction by final nonappealable judgment) of an Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

14.20 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender of any Property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of Property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

14.21 Customer Identification – USA Patriot Act Notice. The Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is or may be required to obtain, verify and record certain information and documentation that identifies any Obligor, which information includes the name and address of each Obligor and such other information that will allow the Lender to identify the Obligors in accordance with the Act.

14.22 Compliance with Cash America Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (a) it is the intent of the Borrower, the Guarantors and the Lender to comply in all respects with the terms and provisions of the Cash America Credit Agreement and the other “Credit Documents” and “Note Agreements” as such terms are defined in the Cash America Credit Agreement, and (b) accordingly, in the event that the Lender at any time determines that any term or provision of this Agreement or any other Loan Document violates or is in conflict with any such term or provision of the Cash America Credit Agreement or any such other “Credit Document” or one or more of the “Note Agreements”, then (i) such term or provision of this Agreement or such other Loan Document shall automatically (and without any further action) be deemed null and void and (ii) there shall automatically (and without any further action) be added to this Agreement and/or such other Loan Document (as applicable) such term or provision as is as identical as possible (in intent, substance and effect) to such null and void term or provision and as is not in violation of or in conflict with the Cash America Credit Agreement or such other “Credit Document” or “Note Agreements”.

CREDIT AGREEMENT - Page 44

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BORROWER:

ENOVA INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Timothy S. Ho
Timothy S. Ho, President & CEO

CREDIT AGREEMENT - Page 45

THE GUARANTORS:

CNU DOLLARSDIRECT INC.
CNU DOLLARSDIRECT LENDING INC.
MOBILE LEASING GROUP, INC.
ENOVA ONLINE SERVICES, INC.
BILLERS ACCEPTANCE GROUP, LLC
CNU ONLINE HOLDINGS, LLC
DEBIT PLUS, LLC
NC FINANCIAL SOLUTIONS, LLC

By:		/s/ Timothy S. Ho
Timothy S. Ho, President

ENOVA FINANCIAL HOLDINGS, LLC

By:		/s/ Timothy S. Ho
Timothy S. Ho, Manager

NC FINANCIAL SOLUTIONS OF ALABAMA, LLC
NC FINANCIAL SOLUTIONS OF CALIFORNIA, LLC
NC FINANCIAL SOLUTIONS OF DELAWARE, LLC
NC FINANCIAL SOLUTIONS OF IDAHO, LLC
NC FINANCIAL SOLUTIONS OF MISSOURI, LLC
NC FINANCIAL SOLUTIONS OF NEW MEXICO, LLC
NC FINANCIAL SOLUTIONS OF SOUTH CAROLINA, LLC
NC FINANCIAL SOLUTIONS OF SOUTH DAKOTA, LLC
NC FINANCIAL SOLUTIONS OF UTAH, LLC
NC FINANCIAL SOLUTIONS OF WISCONSIN, LLC

By:		NC Financial Solutions, LLC
The Sole Member of each of the foregoing entities

	By:	/s/ Timothy S. Ho
Timothy S. Ho, President

CREDIT AGREEMENT - Page 46

CNU OF ALABAMA, LLC
CNU OF ALASKA, LLC
CNU OF ARIZONA, LLC
CNU OF CALIFORNIA, LLC
CNU OF COLORADO, LLC
CNU OF DELAWARE, LLC
CNU OF FLORIDA, LLC
CASHNETUSA OF FLORIDA, LLC
CNU OF HAWAII, LLC
CNU OF IDAHO, LLC
CNU OF ILLINOIS, LLC
CNU OF INDIANA, LLC
CNU OF IOWA, LLC
CNU OF KANSAS, LLC
CNU OF LOUISIANA, LLC
CNU OF MAINE, LLC
CASHNET CSO OF MARYLAND, LLC
CNU OF MICHIGAN, LLC
CNU OF MINNESOTA, LLC
CNU OF MISSISSIPPI, LLC
CNU OF MISSOURI, LLC
CNU OF MONTANA, LLC
CNU OF NEVADA, LLC
CNU OF NEW HAMPSHIRE, LLC
CNU OF NEW MEXICO, LLC
CNU OF NORTH DAKOTA, LLC
CNU OF OHIO, LLC
OHIO CONSUMER FINANCIAL SOLUTIONS, LLC
CNU OF OKLAHOMA, LLC
CNU OF OREGON, LLC
CNU OF RHODE ISLAND, LLC
CNU OF SOUTH CAROLINA, LLC
CNU OF SOUTH DAKOTA, LLC
CNU OF TENNESSEE, LLC
CNU OF TEXAS, LLC
CNU OF UTAH, LLC
CNU OF VIRGINIA, LLC
CNU OF WASHINGTON, LLC
CNU OF WISCONSIN, LLC
CNU OF WYOMING, LLC
CASHEURONET UK, LLC
DOLLARSDIRECT, LLC
EURONETCASH, LLC
TRAFFICGEN, LLC

By:	CNU Online Holdings, LLC
The Sole Member of each of the foregoing entities

By:	/s/ Timothy S. Ho
Timothy S. Ho, President

CREDIT AGREEMENT - Page 47

AEL NET MARKETING, LLC
AEL NET OF ARIZONA, LLC
AEL NET OF CALIFORNIA, LLC
AEL NET OF ILLINOIS, LLC
AEL NET OF OHIO, LLC
AEL NET OF SOUTH CAROLINA, LLC
AEL NET OF TEXAS, LLC
AEL NET OF WISCONSIN, LLC
ARIZONA CONSUMER FINANCIAL SOLUTIONS, LLC

By:	CNU Online Holdings, LLC
The Sole Member of each of the foregoing entities

	By:		/s/ Timothy S. Ho
Timothy S. Ho, President

CASHNETUSA CO LLC
CASHNETUSA OR LLC
THE CHECK GIANT NM, LLC

By:	Cash America Net of New Mexico, LLC
The Sole Member of each of the foregoing entities

	By:		CNU Online Holdings, LLC
Its Sole Member

		By:	/s/ Timothy S. Ho
Timothy S. Ho, President

DEBIT PLUS TECHNOLOGIES, LLC
DEBIT PLUS SERVICES, LLC
DEBIT PLUS PAYMENT SOLUTIONS, LLC

By:	Debit Plus, LLC
The Sole Member of each of the foregoing entities

	By:		/s/ Timothy S. Ho
Timothy S. Ho, President

CREDIT AGREEMENT - Page 48

THE LENDER:

CASH AMERICA INTERNATIONAL, INC., a Texas corporation

By:	/s/ Thomas A. Bessant Jr.
Thomas A. Bessant, Jr.,
Executive Vice President

CREDIT AGREEMENT - Page 49

SCHEDULE 1.1.A

DOMESTIC SUBSIDIARIES OF ENOVA INTERNATIONAL, INC.

Subsidiaries	Jurisdiction of Incorporation/Organization
Enova Online Services, Inc.	Delaware
Billers Acceptance Group, LLC	Delaware
CNU Online Holdings, LLC	Delaware
AEL Net Marketing, LLC	Delaware
AEL Net of Arizona, LLC	Delaware
AEL Net of California, LLC	Delaware
AEL Net of Illinois, LLC	Delaware
AEL Net of Ohio, LLC	Delaware
AEL Net of South Carolina, LLC	Delaware
AEL Net of Texas, LLC	Delaware
AEL Net of Wisconsin, LLC	Delaware
Arizona Consumer Financial Solutions, LLC	Delaware
CNU of Alabama, LLC	Delaware
CNU of Alaska, LLC	Delaware
CNU of Arizona, LLC	Delaware
CNU of California, LLC	Delaware
CNU of Colorado, LLC	Delaware
CNU of Delaware, LLC	Delaware
CNU of Florida, LLC	Delaware
CNU of Hawaii, LLC	Delaware
CNU of Idaho, LLC	Delaware
CNU of Illinois, LLC	Delaware
CNU of Indiana, LLC	Delaware
CNU of Iowa, LLC	Delaware
CNU of Kansas, LLC	Delaware
CNU of Louisiana, LLC	Delaware
CNU of Maine, LLC	Delaware
CNU of Michigan, LLC	Delaware
CNU of Minnesota, LLC	Delaware
CNU of Mississippi, LLC	Delaware
CNU of Missouri, LLC	Delaware
CNU of Montana, LLC	Delaware
CNU of Nevada, LLC	Delaware
CNU of New Hampshire, LLC	Delaware
CNU of New Mexico, LLC	Delaware
CashNetUSA CO, LLC	Delaware
CashNetUSA OR, LLC	Delaware
The Check Giant NM, LLC	Delaware
CNU of North Dakota, LLC	Delaware
CNU of Ohio, LLC	Delaware
CNU of Oklahoma, LLC	Delaware
CNU of Oregon, LLC	Delaware

SCHEDULE 1.1.A TO CREDIT AGREEMENT - Page 1

Subsidiaries	Jurisdiction of Incorporation/Organization
CNU of Rhode Island, LLC	Delaware
CNU of South Carolina, LLC	Delaware
CNU of South Dakota, LLC	Delaware
CNU of Tennessee, LLC	Delaware
CNU of Texas, LLC	Delaware
CNU of Utah, LLC	Delaware
CNU of Virginia, LLC	Delaware
CNU of Washington, LLC	Delaware
CNU of Wisconsin, LLC	Delaware
CNU of Wyoming, LLC	Delaware
CashEuroNet UK, LLC	Delaware
CashNet CSO of Maryland, LLC	Delaware
CashNetUSA of Florida, LLC	Delaware
CNU DollarsDirect Inc.	Delaware
CNU DollarsDirect Lending Inc.	Delaware
DollarsDirect, LLC	Delaware
EuroNetCash, LLC	Delaware
Ohio Consumer Financial Solutions, LLC	Delaware
TrafficGen, LLC	Delaware
NC Financial Solutions, LLC	Delaware
NC Financial Solutions of Alabama, LLC	Delaware
NC Financial Solutions of California, LLC	Delaware
NC Financial Solutions of Delaware, LLC	Delaware
NC Financial Solutions of Idaho, LLC	Delaware
NC Financial Solutions of Missouri, LLC	Delaware
NC Financial Solutions of New Mexico, LLC	Delaware
NC Financial Solutions of South Carolina, LLC	Delaware
NC Financial Solutions of South Dakota, LLC	Delaware
NC Financial Solutions of Utah, LLC	Delaware
NC Financial Solutions of Wisconsin, LLC	Delaware
Mobile Leasing Group, Inc. (f/k/a EGH Services, Inc.)	Delaware
Enova Financial Holdings, LLC	Delaware
Debit Plus, LLC	Delaware
Debit Plus Technologies, LLC	Delaware
Debit Plus Payment Solutions, LLC	Delaware
Debit Plus Services, LLC	Delaware

SCHEDULE 1.1.A TO CREDIT AGREEMENT - Page 2

EXHIBIT A

FORM OF JOINDER AGREEMENT

EXHIBIT A TO CREDIT AGREEMENT - Page 1

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     ,             , is by and among                                 , a                      (the “Subsidiary Guarantor”), ENOVA INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Lender”), and relates to that certain Credit Agreement, dated as of April 12, 2012 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors, and the Lender. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an Additional Guarantor, and, consequently, the Borrower is required by Section 8.20 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Lender:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Loan Documents, including, without limitation (a) all of the representations and warranties set forth in Section 7 of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Section 8 and Section 9 of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Section 13 of the Credit Agreement.

2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement are hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information with respect to the Subsidiary Guarantor shown on the attached Schedule A.

3. The information on Schedule B to this Joinder Agreement is true and correct as of the date hereof.

4. The Borrower confirms that the Credit Agreement is, and, upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

5. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

JOINDER AGREEMENT - Page 1

6. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The terms of Sections 14.4 and 14.5 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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JOINDER AGREEMENT - Page 2

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	ENOVA INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

CASH AMERICA INTERNATIONAL, INC.,
a Texas corporation, as the Lender

By:
Name:
Title:

JOINDER AGREEMENT - Page 3

Schedule A

[TO BE COMPLETED BY THE BORROWER]

SCHEDULE A TO JOINDER AGREEMENT - Cover Page

Schedule B

Disclosure Information

Legal Name of Subsidiary Guarantor (and any previous legal names within the past four months):

State of Organization:

Jurisdiction of Organization:

Type of Organization:

Address of Chief Executive Office:

Address of Principal Place of Business:

Business Phone Number:

Organizational Identification Number:

Federal Tax Identification Number:

Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):

[TO BE COMPLETED BY BORROWER/SUBSIDIARY GUARANTOR]

SCHEDULE B TO JOINDER AGREEMENT - Solo Page